Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 17, 2017, relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C., appearing in the Current Report on Form 8-K. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
December 19, 2019